Exhibit 10



                  DESCRIPTION OF MICHAEL MCNEIL 2007 BONUS PLAN


      The Michael McNeil 2007 Bonus Plan is designed to link Mr. McNeil's bonus to the Company's corporate financial and strategic goals. Under the 2007 Bonus Plan, Mr. McNeil is eligible to receive up to $200,000, with a potential of $100,000 being based on the Company's actual earnings relative to the financial goals established and $100,000 being based on the attainment of certain strategic objectives.